Exhibit 1

CHINA UNICOM LIMITED (Stock code: 762)

(Incorporated in Hong Kong with limited liability under Companies Ordinance)

ANNOUNCEMENT

The Board is pleased to disclose the operational statistics of the Group for the month of December 2006.

The Board of the Company (the “Board”) is pleased to disclose the operational statistics of the Company and its subsidiaries (collectively the “Group”) for the month of December 2006.

Operational statistics for the month of December 2006 and the comparative figures for the previous month are as follows:-

	December 2006	November 2006

1. CELLULAR BUSINESS:
Aggregated Number of GSM Cellular Service Subscribers	105.873 million	104.971 million
- Post-paid Subscribers	54.267 million	53.771 million
- Pre-paid Subscribers	51.606 million	51.200 million
Aggregated Net Additions in 2006 of GSM Cellular Service Subscribers	10.801 million	9.899 million
- Post-paid Subscribers	6.100 million	5.604 million
- Pre-paid Subscribers	4.701 million	4.295 million
Aggregated Number of CDMA Cellular Service Subscribers	36.493 million	36.132 million
- Post-paid Subscribers	33.454 million	33.169 million
- Pre-paid Subscribers	3.039 million	2.963 million
Aggregated Net Additions in 2006 of CDMA Cellular Service Subscribers	3.771 million	3.410 million
- Post-paid Subscribers	3.444 million	3.159 million
- Pre-paid Subscribers	0.327 million	0.251 million

2. INTERNATIONAL & DOMESTIC LONG DISTANCE TELEPHONE SERVICES:
Aggregated Usage Volume in 2006 of Outgoing Calls of Circuit Switched Long Distance Telephone (minutes)	11.2267 billion	10.3303 billion
- Domestic Long Distance	11.0664 billion	10.1843 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.1603 billion	0.1460 billion
Aggregated Usage Volume in 2006 of Outgoing Calls of IP Telephone (minutes)	13.1300 billion	12.0883 billion
- Domestic Long Distance	13.0193 billion	11.9868 billion
- International, Hong Kong, Macau & Taiwan Long-Distance	0.1107 billion	0.1015 billion

3. INTERNET SERVICES:
Aggregated Number of Internet Subscribers	5.134 million	5.365 million

Notes:

1.                     All the Aggregated Numbers recorded for the months of November 2006 and December 2006 are aggregated data reported at 24:00 on 30 November 2006 and 31 December 2006 respectively.

2.                     The accounting period of all Aggregated Net Additions in 2006 and all Aggregated Usage Volumes in 2006 for the month of December 2006 is the period commencing from 0:00 on 1 January 2006 to 24:00 on 31 December 2006 respectively.

Caution Statement

The Board wishes to remind investors that the above operational statistics for the months of November 2006 and December 2006 are based on the Group’s internal records. Investors are cautioned not to unduly rely on such statistics. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.

The Board of Directors of the Company comprises:

Executive Directors:	Chang Xiaobing, Shang Bing, Tong Jilu, Li Jianguo,
Yang Xiaowei, Li Zhengmao, Li Gang and Zhang Junan

Non-executive Director:	Lu Jianguo

Independent Non-executive Directors:	Wu Jinglian, Shan Weijian, Cheung Wing Lam, Linus, and
Wong Wai Ming

By Order of the Board
CHINA UNICOM LIMITED
CHU KA YEE
Company Secretary

Hong Kong, 18 January 2007